EXHIBIT 23.0

                            CONSENT OF BARON & BARON


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                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

Pathfinder Business Resources, Inc.
Huntington Station, NY

       As independent certified public accountants for Pathfinder Business Resources, Inc., we hereby consent to the use in this Form SB-2 Registration Statement for Pathfinder Business Resources, Inc. of our report included herein, which has a date of August 18, 2000, relating to the consolidated balance sheet of Pathfinder Business Resources, Inc. as of July 31, 2000 and the related statements of operations, cash flows, and stockholders' equity for the period December 1, 1999 (inception) to July 31, 2000 and to the reference to our firm under the caption "Experts" in the prospectus.

                                                            /s/ Baron & Baron

New York City, NY
September 22, 2000